EXHIBIT 10.7(b)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of January, 2007, by and between Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”) and Glen C. Terry (“Employee”).  This Agreement is effective subject to and as of the closing of the merger (the “Merger”) between Umpqua and North Bay Bancorp (the “Company”) pursuant to an Agreement and Plan of Reorganization dated January ___, 2007.  The closing date of the Merger is the “Effective Date.”

BACKGROUND

WHEREAS, the Employee possesses valuable knowledge and skills that have contributed to the operation of the Company and its subsidiary The Vintage Bank (the “Bank”);

WHEREAS, the Company is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”) pursuant to which the Company would merge with and into Umpqua (the “Merger”);

WHEREAS, Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the Employment Agreement is amended to assure Umpqua that Employee will continue as an employee post-Merger;

WHEREAS, the Company and Umpqua desire to continue Employee’s employment and the Employee is willing to continue to be employed by Umpqua following the Merger;

WHEREAS, Employee desires to realize certain benefits under the Employment Agreement that would result from the Merger and therefore is willing to amend and restate the Employment Agreement as set forth herein.

WHEREAS, Umpqua and the Employee desire to enter into this Agreement upon the terms and subject to the conditions hereinafter set forth and, upon the Effective Date, in place of that certain Employment Agreement entered into between the Bank and Employee as of June ___, 2006 (the “Employment Agreement”) and that this Agreement shall replace the Employment Agreement;

NOW, THEREFORE, in consideration of the premises, agreements and mutual covenants set forth herein, the parties hereto hereby agree as follows:

1.

Employment

1.1

General.  Umpqua, either directly or through its Umpqua Bank subsidiary, hereby employs the Employee as Senior Vice President of Umpqua Bank / Manager of Commercial Banking Center Napa and Solano Counties, on the terms and subject to the conditions contained in this Agreement, and the Employee hereby accepts such employment on the terms and subject to the conditions contained in this Agreement.

1.2

Duties of Employee.  During the Term of this Agreement, the Employee shall diligently perform all duties and responsibilities reasonably accorded to and expected of a Senior Vice President of Umpqua, and as may be assigned to him by the Board of Directors of Umpqua (the “Board of Directors”), Umpqua Bank’s President--California Region or Umpqua’s Executive Vice President / Regional Manager, to whom Employee shall directly report.  Employee shall exercise such power and authority as may from time to time be delegated to him thereby.  The Employee shall devote his full business time and attention to the business and affairs of Umpqua as necessary to perform his duties and responsibilities hereunder, render such services to the best of his ability and use his best efforts to promote the interests of Umpqua and shall not, without the consent of the Board of Directors, render to others services of any kind for compensation, or engage in any other business activity that would interfere with the performance of his duties under this Agreement.  The Employee shall faithfully adhere to, execute and fulfill all policies established by Umpqua.

1.3

Place of Performance. Except for required travel for Umpqua’s business, the Employee shall perform his duties and responsibilities from the office of Umpqua at 1500 Soscol Avenue, Napa, California.

1.4

Prior Employment Agreement.  Employee agrees that he will not be entitled to any further benefits under the Employment Agreement, except that Employee is entitled to those benefits listed on Exhibit B as a result of the Merger. This Agreement sets forth the terms of Employee’s employment with Umpqua and provides Employee benefits in certain circumstances where Employee’s employment is terminated or another Change in Control (defined below) occurs.

2.

Term.  Subject to the provisions of Section 4 of this Agreement, the parties acknowledge that the term of Employee's employment under this Agreement shall commence on the Effective Date of and continue hereunder until January 4, 2010 (the “Term”).  Notwithstanding the term of this Agreement, Umpqua may terminate Employee’s employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement. Unless the Employee shall have notified the Company, or the Company shall have notified the Employee, not less than sixty (60) days prior to the expiration of the Term of such party's election not to continue the Term of this Agreement, upon expiration of the Term, the Employee's employment shall continue pursuant to the terms of Umpqua’s standard form of Employment Agreement for similarly situated executives in effect at the end of the Term.  The election by the Company not to continue the Term of Employee's employment shall not be deemed a termination without cause pursuant to Section 4.1(b) hereof.

3.

Compensation.

3.1

Salary.  During the Term of the Employee's employment hereunder, the Employee shall receive an annual salary equal to Employee’s salary with Company in effect immediately prior to the Effective Date, which Employee and Umpqua acknowledge will be between of $175,000.00 and $183,750.00 as determined  by Company’s Compensation Committee, and which shall be payable at such times and in such manner as Umpqua's normal payroll schedule may from time to time provide.  Following the Effective Date, Employee’s annual salary shall be subject to annual adjustment as may be determined by Umpqua in its sole and absolute discretion.

3.2

Incentive Compensation; Change in Control Payment; Retention Bonus.

(a)

The Employee shall be eligible to receive as additional compensation to be paid at a time or times and in a manner consistent with Umpqua's normal practices for the payment of annual bonuses: (i) for the period commencing January 1, 2007 through the Effective Date (the “Pre-Merger Period”), an amount equal to 50% of Employee’s salary received for the Pre-Merger Period, and (ii) for the period commencing the day immediately following the Effective Date through December 31, 2007 (the “Post-Merger Period”) incentive compensation as determined pursuant to Umpqua’s Commercial Banking Center Manager Incentive Plan (as amended in 2007) substantially similar to the form attached hereto as Exhibit C (the “Umpqua Incentive Plan”) with a targeted percentage of 30% of salary received during the Post-Merger Period.  For each year during his employment hereunder after 2007, Employee shall be eligible to receive as additional compensation, incentive compensation pursuant to an Umpqua CBC Incentive Plan for such year, targeted at 30% of annual salary to be paid at a time or times and in a manner consistent with Umpqua's normal practices for the payment of bonuses.  The amounts Employee shall be eligible to receive under this Section 3.2(a) are referred to herein as “Incentive Compensation.”

(b)

On January 2, 2008, Umpqua shall pay the Employee $175,000 (the “Change in Control Payment”).

(c)

In addition to eligibility for Incentive Compensation pursuant to Section 3.2(a), if Employee is employed by Umpqua (i) as of January 2, 2009, Employee shall be eligible to receive on such date, a bonus in the amount of $85,000.00; and (ii) as of January 4, 2010, Employee shall be eligible to receive on such date, a bonus in the amount of $85,000 (collectively, the “Retention Bonus”).

3.3

Benefits.  During his employment hereunder, the Employee shall be entitled to participate in all plans adopted for the general benefit of Umpqua's management employees, including medical plans and 401(k) plan, to the extent that the Employee is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time.  In the event Employee’s employment hereunder is terminated and the Employee is entitled to compensation pursuant to Section 4.4(b), the Employee shall be entitled to continue to participate in Umpqua’s medical plan until the earlier of (a) expiration of the applicable payment period set forth in Section 4.4(b)(i) or (b) the date Employee obtains new employment.

3.4

Vacation; Sick Leave.  During each calendar year of his employment hereunder, the Employee shall be entitled to four weeks vacation in accordance with Umpqua’s vacation policy set forth in Umpqua’s Employee Handbook as in effect from time to time.  Employee may be absent from his employment only at such time as Umpqua’s President--California Region or Executive Vice President / Regional Manager shall determine from time to time unless such absence is on account of physical or mental illness or injury.  Employee may attend work-related banking conferences, seminars and affiliation meetings and such work-related attendance shall not be vacation time.  Subject to the right of Umpqua to terminate the Employee’s employment hereunder as provided in Section 4.1(c), the Employee shall be entitled to a sick leave accrual in accordance with Umpqua’s Employee Handbook as in effect from time to time.

3.5

Withholding.  Notwithstanding any provision in this Agreement to the contrary, all payments required to be made by Umpqua to the Employee hereunder or otherwise arising out of, related or incidental to or in connection with the Employee's employment hereunder shall be subject to withholding of such amounts relating to taxes as Umpqua may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.6

Reimbursement of Expenses. Subject to Umpqua’s reimbursement policies in effect from time to time, Umpqua agrees to reimburse the Employee for all reasonable business travel and other out-of-pocket expenses incurred by the Employee in the discharge of his duties hereunder.  All reimbursable expenses shall be appropriately documented in reasonable detail by the Employee upon submission of any request for reimbursement, and in a format and manner consistent with Umpqua's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

3.7

Automobile; Club Membership. Umpqua will pay to Employee an automobile allowance in the amount of five hundred dollars ($500) per month.  Umpqua will reimburse Employee monthly membership dues, assessments and minimum charges for Napa Valley Country Club (provided Employee purchases a membership) and Green Valley Country Club through the monthly expense report pursuant to Umpqua’s reimbursement policy in an amount not to exceed $1,000. Subject to Section 3.6, expenses related to client and prospective client entertainment including golf, dinner and events at Napa Valley Country Club and Green Valley Country Club are reimbursable expenses.  The Employee shall be responsible for insurance and maintenance costs associated with such automobile’s operation.  Employee shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Employee for at least a minimum of $300,000 for bodily injury or death to any one person in any one accident, and $100,000 for property damage in any one accident.  The Employer shall be named as an additional insured and Employee shall provide Employer copies of policies evidencing insurance and Employer’s inclusion as an additional insured.

3.8

Absence Policy.  Employee shall abide by Umpqua’s Absence Policy as in effect from time to time during the Term of this Agreement.

4.

Termination

4.1

By Company.

(a)  With Cause.  Notwithstanding any provision in this Agreement to the contrary, the Employee's employment hereunder may be terminated by Umpqua at any time for "Cause," and such termination shall be effective immediately upon written notice to the Employee.  For purposes of this Agreement, "Cause" for the termination of the Employee's employment hereunder shall be deemed to exist if, in the reasonable judgment of the Board of Directors:  (i) the Employee commits fraud, theft, embezzlement or other material act of dishonesty against Umpqua, or any subsidiary or affiliate thereof; (ii) the Employee is convicted of a felony or a  misdemeanor which may be reasonably interpreted to be harmful to Umpqua’s reputation; (iii) the Employee compromises trade secrets or other proprietary information of Umpqua, or any subsidiary or affiliate thereof; (iv) the Employee breaches any non-solicitation agreement with Umpqua, or any subsidiary or affiliate thereof; (v) the Employee breaches any of the terms of this Agreement (other than those referenced in clauses (iii) and (iv) of this Section 4.1(a)) and fails to cure such breach within ten (10) days after the receipt of written notice of such breach from Umpqua; (vi) the Employee engages in any grossly negligent act or willful misconduct that causes, or could be reasonably expected to cause, harm to the business, operations or reputation of Umpqua, or any subsidiary or affiliate thereof; (vii) the Employee breaches any fiduciary duty to Umpqua; or (viii) Umpqua, or any subsidiary or affiliate thereof, is ordered to terminate this Agreement by any governmental regulatory agency with supervisory authority over Umpqua, or any subsidiary or affiliate thereof.

(b)  Without Cause.  Umpqua may at any time, in its sole and absolute discretion, terminate the employment of the Employee hereunder without Cause, or otherwise without any cause, reason or justification, provided that Umpqua provides to the Employee written notice (the "Termination Notice") of such termination.  In the event of any such termination by Umpqua, the Employee's employment with Umpqua shall cease and terminate on the date specified in the Termination Notice.

(c)  For Disability of the Employee.  If, as a result of physical or mental illness or injury, the Employee shall have been unable, in the reasonable judgment of the Board of Directors, to perform the essential functions of his position on a full-time basis for a period of sixty (60) consecutive days, or for a total of ninety (90) days in any twelve-month period (a "Disability"), then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), Umpqua may terminate the Employee’s employment hereunder if the Employee is unable to resume his full-time duties at the conclusion of such notice period.

4.2

Death of the Employee.  This Agreement shall immediately cease and terminate upon the death of Employee.

4.3

Termination by Employee.  The Employee may terminate his employment under this Agreement upon not less than ninety (90) days prior written notice to Umpqua.  Upon learning that the Employee is terminating his employment under this Agreement, Umpqua may, in its sole discretion but subject to its other obligations under this Agreement, relieve Employee of his duties under this Employment Agreement, and assign Employee other reasonable duties and responsibilities to be performed until the termination becomes effective.

4.4

Compensation Upon Early Termination.

(a)

As a Result of Death, Cause or Resignation without Good Reason. If the Employee’s employment under this Agreement is terminated prior to the scheduled expiration of the Term by reason of his death, termination by Umpqua for Cause or resignation by the Employee without Good Reason, the Employee shall be entitled to be paid solely (i) the Employee's salary then in effect through the effective date of termination, (ii) any accrued but unused vacation pursuant to Section 3.4, (iii) any amounts due pursuant to Section 3.6, (iv) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (v) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Rights”), and Umpqua shall have no further liability or other obligation of any kind whatsoever to the Employee.  For purposes of this Agreement, “Good Reason” exists if (i) Employee is required to relocate to an office that is 35 miles or more from the office at 1500 Soscol Avenue, Napa, California, and does not consent to such relocation or (ii) Employee’s annual base salary is reduced.  In the case of termination as a result of the death of Employee, Employee shall also be entitled to receive any unpaid Change in Control Payment or Retention Bonus and any amounts due pursuant to this Section 4.4(a) shall be paid to the Employee's estate, heirs (at law), devisees, legatees or other proper and legally entitled descendants, or the personal representative, executor, administrator or other proper legal representative on behalf of such descendants.

(b)

By Umpqua other than for Cause or by Employee for Good Reason.  Except as otherwise expressly provided in Section 4.4(d), if, prior to the scheduled expiration of the Term, Umpqua terminates the Employee’s employment without Cause or Employee terminates the Employee’s employment for Good Reason, the Employee shall be entitled to receive and be paid solely (i) the Employee's salary then in effect until the expiration of twelve (12) months following the effective date of the termination of Employee's employment payable over such period at Umpqua's regular and customary intervals for the payment of salaries as in effect from time to time if Employee has been employed by Umpqua (with credit for years of service with Company) for more than five (5) years but less than ten (10) years; or the Employee's salary then in effect until the expiration of eighteen (18) months following the effective date of the termination of Employee's employment payable over such period at Umpqua's regular and customary intervals for the payment of salaries as in effect from time to time if Employee has been employed by Umpqua for more than ten (10) years (“Severance Pay”), (ii) a pro rata portion of Employee’s Incentive Compensation, if any during the applicable period Employee was employed by Umpqua (which portion of the Incentive Compensation shall be reasonably determined by the Board of Directors as of the date of termination of the Term and paid when otherwise payable pursuant to Section 3.2, (iii) any accrued but unused vacation pursuant to Section 3.4, (iv) any amounts due pursuant to Section 3.6, (v) any Vested Benefits, (vi) any COBRA Rights, and (vii) any unpaid Change in Control Payment and Retention Bonus, and Umpqua shall have no further liability or other obligation of any kind whatsoever to the Employee.  The payment of Severance Pay shall constitute liquidated damages in lieu of any and all claims by the Employee against Umpqua, shall be in full and complete satisfaction of any and all rights which the Employee may enjoy hereunder, and shall constitute consideration for a full and unconditional release of any and all liability of Umpqua or any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between the Employee and Umpqua (in the form of Exhibit A, hereafter the “Release”).  Payment of the Severance Pay is expressly conditioned upon receipt by Umpqua of the Release executed by the Employee.  For the avoidance of doubt, in the event of termination of employment by Umpqua without Cause Employee shall not be entitled to participate in any severance pay plan made generally available to other employees of Umpqua as in effect from time to time.

(c)

Disability. Upon termination of Employee’s employment hereunder pursuant to Section 4.1(c) as a result of Employee’s Disability, Employee shall be entitled to receive and be paid solely (i) the Employee’s salary then in effect for a period of sixty (60) days following termination of employment (reduced by the amount of any state disability insurance benefits and workers compensation benefits he receives during that period) payable at Umpqua’s regular and customary intervals for the payment of salaries as in effect from time to time, (ii) any accrued but unused vacation pursuant to Section 3.4, (iii) any amounts due pursuant to Section 3.6, (iv) any Vested Benefits, (v) any COBRA rights and (vi) any unpaid Change in Control Payment or Retention Bonus.  Following expiration of the sixty (60) day period, the Employee shall be entitled to receive and be paid solely a salary at a rate commensurate with the benefit Employee is eligible to receive under any long term disability insurance plan maintained by Umpqua for a period of one hundred twenty (120) days or until Employee’s benefits under any such plan commences, whichever period is shorter, payable over such period of time at Umpqua’s regular and customary intervals for the payment of salaries as in effect from time to time, and Umpqua shall have no further liability or other obligation of any kind whatsoever to the Employee. For the avoidance of doubt, Employee, except for benefits under any long term disability benefit insurance plan maintained by Umpqua for which he is eligible, shall not be entitled to participate in any disability benefit plan made generally available to other employees of Umpqua as in effect from time to time.

(d)

Change in Control.  Notwithstanding anything contained in the foregoing, if within one (1) year of the effective date of a Change in Control (as defined below) (i) Employee’s employment under this Agreement is terminated by Umpqua, its assignee or successor, without Cause (including, for purposes of this Section 4.1(d) only, an election by Umpqua not to continue to Term of Employee’s employment) or (ii) Employee terminates his employment under this Agreement on account of (y) Employee’s position, responsibilities or working conditions being substantially diminished or (z) a reduction in the Employee’s annual base salary, the Employee shall be entitled to receive and be paid, in lieu of compensation payable pursuant to Section 4.4(b): (U) if the Change in Control occurs between the second anniversary of the Effective Date and the end of the Term, the greater of (i) an amount equal to the benefit calculated pursuant to 4.4(b)(i) or (ii) an amount equal to one year’s salary, based on Employee’s base salary just prior to the termination of employment, and 100% of the Incentive Compensation Employee received for the previous calendar year; (V) any unpaid Change in Control Payment and Retention Bonus, (W) any accrued but unused vacation, (X) any amounts due pursuant to Section 3.6, (Y) any Vested Benefits, and (Z) any COBRA rights (collectively the “Change In Control Benefit”).  The payment of the Change In Control Benefit shall constitute liquidated damages in lieu of any and all claims by the Employee against Umpqua, shall be in full and complete satisfaction of any and all rights which the Employee may enjoy hereunder, and shall constitute consideration for a full and unconditional release of any and all liability of Umpqua or any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between the Employee and Umpqua (in the form of Exhibit A, hereafter the “Release”).  Payment of the Change In Control Benefit is expressly conditioned upon receipt by Umpqua of the Release executed by the Employee and expiration of the revocation period in the Release.  For the avoidance of doubt, (i) in the event of the termination of employment in a manner that is subject to this Section 4.4(d), Employee shall not be entitled to receive Severance Pay or participate in any severance pay plan made available to other employees of Umpqua as in effect from time to time and (ii) Employee and Umpqua agree that if the benefit payments under this Agreement, either alone or together with other payments to which the Employee is entitled to receive from Umpqua, would constitute an “excess parachute payment” under Section 280G(b) of the Internal Revenue Code (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.  The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Employee and Umpqua or if no agreement is possible, by the Umpqua’s accountants.

(e)

It is the intention of Company and Umpqua that payments under Section 4.4(d) of this Agreement of the Change In Control Benefit either be exempt from, or otherwise comply with, Section 409A of the Code.  To the extent the Change In Control Benefit is subject to Section 409A of the Code and Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the Change In Control Benefit shall be delayed for six (6) months following Employee’s termination of employment.  To the extent the Change In Control Benefit is subject to Section 409A of the Code, and Company or Employee reasonably believe, at any time, that such Change In Control Benefit does not comply with Section 409A, it will promptly advise the other party and will negotiate reasonably to amend the terms of this Agreement such that it so complies (with the most limited possible economic effect on Company and Employee).

(f)

Change in Control Defined.  “Change in Control” excludes the Merger and means in any transaction or related series of transactions:  (a) the acquisition (other than solely from Umpqua), by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Umpqua or any subsidiary, affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended) or employee benefit plan of Umpqua, of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of more than 30% of the combined voting power of the then outstanding securities of Umpqua entitled to vote generally in the election of directors (the “Voting Securities”); (b) a reorganization, merger, consolidation, share exchange or recapitalization of Umpqua (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or (c) a complete liquidation or dissolution of Umpqua, or a sale of all or substantially all of Umpqua’s assets.

4.5

Expiration of the Term.  If not sooner terminated, Employee's employment hereunder shall terminate on the expiration of the Term.  Not less than forty-five (45) days prior to the scheduled expiration of Employee's employment hereunder, the parties agree to commence discussions with respect to the possible extension of the Term of this Agreement, possible execution of a new employment agreement or other possible continuation of the Employee's employment (it being understood and agreed that no such discussion shall imply any current or future obligation or commitment to enter into any such agreement or extension or any other expressed or implied arrangement for the continued employment of the Employee following the expiration of the Term or any other termination of the Employee's employment hereunder).

5.

Agreement Not to Solicit Customers.  The Employee agrees that, during the Term of his employment with Umpqua or any entity owned by or affiliated with Umpqua (whether pursuant to this Agreement or otherwise), and for two (2) years following the termination thereof whether or not for any reason whatsoever, he will not, either directly or indirectly, use any Confidential Information (defined in Section 7) in connection with calling on, soliciting, or taking away as a client, customer or prospective client or customer, or attempting to call on, soliciting, or taking away as a client, customer or prospective client or customer, any person or entity that was a client, customer or prospective client or customer of Umpqua, or any subsidiary or affiliate thereof.  For purposes of this agreement "prospective client or customer" shall include any person or entity with whom Umpqua has had contact for the purpose of soliciting business within the six months prior to the termination of employment or whom Umpqua intended to contact for the purpose of soliciting business within six months after termination of employment, of which contact or intended contact the Employee had knowledge while employed by Umpqua.

6.

Agreement Not to Solicit Employees. The Employee agrees that during the Term of his employment with Umpqua or any entity owned by or affiliated with Umpqua (whether pursuant to this Agreement or otherwise), and for two (2) years following the termination thereof whether or not for any reason whatsoever, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or divert, attempt to solicit or divert or induce or attempt to induce to discontinue employment with Umpqua, or any subsidiary or affiliate thereof, any person employed by Umpqua, or any subsidiary or affiliate thereof, whether or not such employee is a full time employee or a temporary employee of Umpqua, or any subsidiary or affiliate thereof and whether or not such employment is for a determined period or is at will.

7.

Ownership and Non-Disclosure and Non-Use of Confidential Information.

7.1

Confidential Information. As used in this Agreement, "Confidential Information" shall mean all customer deposit, loan, sales and marketing information, business and/or strategic plans, customer account records, proprietary receipts and/or processing techniques, information regarding vendors and products, training and operations memoranda and similar information, personnel records, pricing information, financial information and trade secrets concerning or relating to the business, accounts, customers, employees and affairs of Umpqua, or any subsidiary or affiliate thereof, obtained by or furnished, disclosed or disseminated to the Employee, or obtained, assembled or compiled by the Employee or under his supervision during the course of his employment by Umpqua, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to Umpqua, but Confidential Information shall not include any of the foregoing to the extent that the Employee can show that the same is or becomes publicly known through no action, omission, fault or breach of this Agreement by the Employee.

7.2

Ownership.  The Employee acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of Umpqua.  The Employee agrees that upon request by Umpqua, and in any event upon termination of the Employee's employment with Umpqua whether or not for any reason whatsoever, the Employee shall deliver to Umpqua all property belonging to Umpqua, or any of its subsidiaries or affiliates, including, without limitation, all Confidential Information (and all embodiments thereof), then in his custody, control or possession.

7.3

Non-Disclosure and Non-Use.  The Employee agrees that he will not, either during the Term of his employment hereunder or at any time thereafter, use, disclose or make available any Confidential Information to any person or entity, nor shall he use, disclose, make available or cause to be used, disclosed or made available, or permit or allow, either on his own behalf or on behalf of others, any use or disclosure of such Confidential Information other than in the proper performance of the Employee's duties hereunder.

8.

Reasonableness of Restrictions. In the event that any provision relating to time period set forth in Section 5, 6, or 7 shall be held by a court of competent jurisdiction to exceed the maximum time period that the court deems reasonable and enforceable, the time period which the court finds to be reasonable and enforceable shall be deemed to become, and thereafter shall be, the maximum time period of such restriction as to such jurisdiction.

9.

Enforceability.  Any provision of this Agreement which is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such holding of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.

Injunction.  The Employee represents that his experience and capabilities are such that the provisions of Sections 5, 6, and 7 will not prevent him from earning his livelihood, and acknowledges that a breach by the Employee of any of the covenants contained therein will cause irreparable harm and damage to Umpqua, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that Umpqua shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 5, 6, and/or 7 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, without any requirement to post bond or other security and that such right to injunction shall be cumulative and in addition to whatever other remedies Umpqua may possess.

11.

Arbitration.  Subject to the provisions of Section 10 hereof regarding the remedy of injunctive relief, any dispute (whether based on contract, tort, or statutory duty or prohibition) arising out of or in connection with this Agreement shall be submitted to binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (as modified by this Agreement) by one arbitrator, designated in accordance with those rules.  No one who has ever had any business, financial, family, or social relationship with any party to this Agreement shall serve as an arbitrator unless the related party informs the other party of the relationship and the other party consents in writing to the use of that arbitrator.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim.  A prearbitration hearing shall be held within twenty (20) business days after the arbitrator’s selection. The arbitration shall be held within ninety (90) calendar days after the prearbitration hearing. The arbitrator shall establish any deadlines to accomplish this goal. The arbitration shall take place in Napa, California, at a time and place selected by the arbitrator.

Each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator.  No less than thirty (30) calendar days before the arbitration, a party may serve a document request calling for any document that would be discoverable in a state civil proceeding.  The served with this request shall deliver the requested documents and any objections within ten (10) calendar days.  The arbitrator may resolve any dispute over the exchange of documents.  Each party may take no more than three (3) depositions, unless additional depositions are allowed by the arbitrator for good cause.  All depositions must be completed as of fifteen (15) calendar days before the arbitration hearing unless the parties otherwise agree.  The arbitrator may resolve any dispute over the depositions as they would be resolved in a state civil proceeding.  Any motion may be heard by the arbitrator on three (3) days notice unless the parties otherwise agree.  The arbitrator shall apply California law.

The parties agree that all information supplied by any party shall be deemed to be confidential information, and the arbitrator and other participants in the dispute shall protect such information from disclosure to the same extent as confidential information under Section 7 of this Agreement.

The arbitrator shall have the following powers:

(a)

To issue subpenas for the attendance of witnesses and subpenas duces tecum for the production of books, records, documents, and other evidence;

(b)

To order depositions to be used as evidence;

(c)

Consistent with the discovery procedures enumerated above, to enforce the rights, remedies, procedures, duties, liabilities, and obligations of discovery as if the arbitration were a civil action before a California superior court;

(d)

To conduct a hearing on the arbitration issues and related legal and discovery issues;

(e)

To administer oaths to parties and witnesses;

(f)

To award damages and remedies which would be available in a civil action before a California superior court;

(g)

To award expenses and fees of arbitration as the arbitrator deems proper; and

(h)

To order such other relief as the arbitrator deems proper.

Within fifteen (15) calendar days after completion of the arbitration, the arbitrator shall submit a tentative decision in writing specifying the reasoning for the decision and any calculations necessary to explain the award.  Each party shall have fifteen (15) calendar days in which to submit written comments to the tentative decision.  Within ten (10) calendar days after the deadline for written comments, the arbitrator shall announce the final award.  Any party may enter the final award as a judgment in any court of competent jurisdiction.

Umpqua shall pay the arbitrator’s expenses and fees, all meeting room charges, and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it.  Unless otherwise ordered by the arbitrator, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or its own benefit.  The arbitrator may award the prevailing party his or its expenses and fees of arbitration, including reasonable attorney fees and costs, including witness fees, in such proportion as the arbitrator decides.

12.

No Prior Agreements.  The Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions in any manner similar to those contained in Sections 5, 6, and/or 7 hereof.  The Employee further represents and warrants that his employment with Umpqua will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

13.

Assignment. The Employee shall not delegate his employment obligations pursuant to this Agreement to any other person.  This Agreement may be assigned by Umpqua without the Employee's consent.  The rights and protections of Umpqua hereunder shall extend to any successors or assigns of Umpqua and to Umpqua's present or future parents, subsidiaries, divisions and affiliates.

14.

Employer's Authority.  The relationship between the parties hereto is that of employer and employee.  The Employee agrees to observe and comply with the rules and regulations of Umpqua, as adopted by Umpqua from time to time with respect to the performance of the duties of the Employee.  The Employee acknowledges that he has no authority to enter into any material long term contracts or other obligations that are binding upon Umpqua unless such contracts or obligations relate to approved budgeted expenditures or are otherwise authorized by the Board of Directors.  Umpqua shall have the power to direct, control and supervise the duties to be performed by the Employee, the manner of performing said duties, and the time of performing said duties.

15.

Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any of the conflicts of laws provisions thereof that would compel the application of the substantive laws of any other jurisdiction. Umpqua and the Employee each hereby irrevocably submit to the jurisdiction of the state or federal courts located in the State of California in connection with any suit, action or other proceeding arising out of or relating to this Agreement and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

16.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter.

17.

Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of the service if served personally on the party to whom notice is to be given, (b) on the date of transmission if transmitted by facsimile with confirmation of receipt, (c) on the date of receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid or by overnight courier service (i.e., Federal Express or equivalent) and unless either party should notify the other of a change of address properly addressed as follows, or (d) otherwise on the date of receipt when the intended recipient has acknowledged receipt:

(i)

If to the Employee:

Glen C. Terry

18 Lighthouse Court

Napa, California  94558

(ii)

If to Umpqua:

Umpqua Bank

Suite 1200

Umpqua Bank Plaza

One SW Columbia Street

Portland, OR 97258

18.

Binding Effect.  The obligations of the Employee under this Agreement shall continue after the expiration of this Agreement and the termination of his employment with Umpqua for any reason, shall be binding upon his heirs, executors, personal representatives, legal representatives and assigns and shall inure to the benefit of any successor and assigns of Umpqua.

19.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement or any part thereof shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20.

Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.

No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representative, legal representative, successors and assigns, any rights or remedies under or by reason of this Agreement.

22.

Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by Umpqua and the Employee.  No delay or failure at any time on the part of Umpqua in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of Umpqua thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach or violation.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONSAND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE

______________________________

Glen C. Terry

UMPQUA BANK

By:  _________________________

Raymond P. Davis

President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

1.

I have been offered by Umpqua [the Severance Pay as defined in my Amended and Restated Employment Agreement with Umpqua Holdings Corporation dated January ___, 2007] [the Change In Control Benefit as defined in my Amended and Restated Employment Agreement with Umpqua Holdings Corporation dated January ___, 2007] and in consideration of the execution of this General Release (the "Release").

2.

I acknowledge that I am not otherwise entitled to receive the [Severance Pay] [Change In Control Benefit] referenced in paragraph 1 above.

3.

I understand that my execution of this Release is voluntary, and that if I do not accept this [Severance Pay] [Change In Control Benefit], I will not lose any other rights that I may have under other policies or programs of the North Bay Bancorp.

4.

I accept the [Severance Pay] [Change In Control Benefit].

5.

In consideration for the [Severance Pay] [Change In Control Benefit], I unconditionally release North Bay Bancorp and any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns (collectively hereinafter, the "Company") from any and all claims arising out of the employment relationship between Umpqua and me or the termination of my employment with Umpqua.  I agree that this Release is meant to be as general as possible and covers all claims of any nature whether or not I know the claims exist at this time, including but not limited to contract claims, tort claims, and claims under any state, federal, or local law.  Without limiting the general nature of this Release, I specifically release Umpqua from any and all claims under federal or state civil rights and discrimination laws, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities in Employment Act, and the Equal Pay Act.

6.

However, nothing in this Release prohibits me from filing a charge of discrimination or cooperating in any proceeding before the California Department of Fair Employment and Housing (“CDFEH”) or the Equal Employment Opportunity Commission ("EEOC").  This Release only constitutes a waiver by me of my right to file a suit against Umpqua on the claims set forth in paragraph 5 and a waiver by me of any right to receive compensation based on claims, if any, brought by the CDFEH or the EEOC.

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7.

In further consideration for the [Severance Pay] [Change In Control Benefit], I agree and warrant that all Company files, papers and property that have been in my possession, custody or control during my employment have been returned to Umpqua and will not be copied or removed from the premises.  I further agree that I will not disclose the terms of this Release except to my attorney and/or tax consultant, or as required by law.   I also agree that I am still bound by certain provisions of the Amended and Restated Employment Agreement that I signed on January ____, 2007 according to the terms thereof.

8.

I UNDERSTAND I HAVE A SEVEN CONSECUTIVE CALENDAR DAY PERIOD TO REVOKE MY ASSENT TO THIS RELEASE BEGINNING WITH TODAY'S DATE.  IF I CHOOSE TO RESCIND THIS RELEASE, I WILL NOTIFY THE PRESIDENT & CEO OF UMPQUA, BOTH VERBALLY AND CONFIRMED IN WRITING WITHIN SEVEN DAYS.  WITH THE EXCEPTION OF THE PROVISIONS OF PARAGRAPH 7, THIS RELEASE WILL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING REVOCATION PERIOD HAS EXPIRED.

9.

The amounts provided under this Release are not offered in connection with any specific exit incentives or other employment termination program.

10.

I agree not to disparage Umpqua, its officers, employees or agents of Umpqua either within Umpqua or externally in any way.

11.

I warrant that I have not assigned any right or claim released in this Release.

12.

This Release is binding on my heirs and assigns.

13.

In executing this Release, I am not relying on any representations made to me by Umpqua.

14.

I expressly assume any risk that the facts and law concerning this Release may be other than as presently known to me.

15.

This Release constitutes the sole and entire agreement I have with Umpqua and supersedes any and all understandings and agreements made prior to the date of this Release.

16.

This Release shall be governed in all respects by the laws of the State of California.  No action involving this Release or my employment by Umpqua may be brought except in state or federal courts located in the State of California.

17.

Unknown Claims.  Employee hereby waives all rights under Section 1542 of the Civil Code of the State of California, or any analogous state law, federal law or regulation.  Section 1542 provides as follows:

2

"A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor."

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 relates to all facts and circumstances that occurred during or prior to, Employee's employment with the Corporation (including but not limited to Employee's separation from the Corporation), whether known or unknown, and that even if Employee should eventually suffer injury arising out of or pertaining to the employment relationship or its termination, Employee will not be able to make any claim for those injuries.  Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims that may exist as of the date of this Agreement but which Employee does not know exist and which, if known, would materially affect Employee's decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

I HAVE READ AND UNDERSTAND THIS RELEASE AND AGREE TO ALL ITS TERMS.

_______________________________________

Signature

__________________

______________________________________

Date

Print Name

3

EXHIBIT B

1.

Assumption by Umpqua of obligations to Employee under the Amended and Restated 2005 North Bay Bancorp Supplemental Executive Retirement Plan and Employee’s Participation Agreement thereunder.

2.

Assumption by Umpqua of the Amended and Restated Life Insurance Endorsement Method Split Dollar Agreement dated May 1, 2004, as amended by Amendment No. 1 thereto executed August 2, 2006.

3.

Accelerated vesting of stock options outstanding as of the Effective Date and assumption of such options by Umpqua in connection with the Merger pursuant to the provisions of the Agreement and Plan of Reorganization related to the Merger.

1